UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2015

Global Digital Solutions, Inc.

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	000-26361 (Commission File Number)	22-3392051 (IRS Employer Identification No.)
777 South Flagler Drive, Suite 800 West West Palm Beach, Florida 33401 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (561) 515-6163

___________________________N/A___________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 10, 2015, David A. Loppert retired as Chief Financial Officer, and as an officer, of Global Digital Solutions, Inc. (the “Company”).

Effective as of April 10, 2015, the Company appointed Jerome J. Gomolski as Chief Financial Officer of the Company.

Mr. Gomolski, sixty seven years old, specialized in auditing, corporate and individual income tax, and, forensic accounting for over 30 years. Mr. Gomolski began his financial career in the corporate accounting department of International Harvester in Chicago. After graduating from DePaul University in Chicago with a BSC in Accounting he passed the Illinois CPA exam and began working for several large accounting firms. Several years later, he returned to International Harvester as Manager of Financial Planning and Analysis. In 1982, Jerry was offered an opportunity to relocate to South Florida and return to public accounting. There he brought his experience and talent to work with two large accounting firms. His increasing responsibility led to a partnership. He continues to maintain his own practice. Mr. Gomolski currently serves as the Chief Financial Officer for a Private Equity Fund and for North American Custom Specialty Vehicles, Inc., a subsidiary of the Company.

On April 1, 2015, the Company granted Mr. Gomolski an option to acquire 500,000 shares of its common stock at an exercise price of $.10 per share. The options vest 1/3 after six months, one third after 12 months and 1/3 after 18 months, and are exercisable for a period of 10 years from the grant date.

Mr. Gomolski has no family relationship with any officer or director of the Company or has been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Digital Solutions, Inc.

Date: April 13, 2015	By: /s/ Richard J. Sullivan____________
Richard J. Sullivan
Chief Executive Officer